Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$600,000,000 FLOATING RATE SENIOR NOTES DUE 2014

JULY 21, 2011

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa2 / AA- / AA- / AAL (NEGATIVE/STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: JULY 28, 2014

TRADE DATE: JULY 21, 2011

SETTLEMENT DATE: JULY 28, 2011 (T+5)

COUPON: 3-MONTH LIBOR PLUS 27 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON 28TH OF EACH JANUARY, APRIL, JULY AND OCTOBER, COMMENCING ON OCTOBER 28, 2011 AND ENDING ON THE MATURITY DATE

INTEREST DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

DAY COUNT CONVENTION: ACTUAL/360; MODIFIED FOLLOWING, ADJUSTED

PRINCIPAL AMOUNT: $600,000,000

ISSUE PRICE: 100% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $599,100,000

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

SPREAD TO BENCHMARK: +27 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBW8

BOOKRUNNERS: BARCLAYS CAPITAL INC., GOLDMAN, SACHS & CO., RBS SECURITIES INC.

CO-MANAGERS: BNY MELLON CAPITAL MARKETS, LLC, BNP PARIBAS SECURITIES CORP., DUNCAN WILLIAMS, INC., LEBENTHAL & CO., LLC, LLOYDS SECURITIES INC., RBC CAPITAL MARKETS CORPORATION, RICE FINANCIAL PRODUCTS CO.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1 888 603 5847, Goldman, Sachs & Co. at 1 866 471 2526 or RBS Securities Inc. at 1 866 884 2071.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.